EXHIBIT 5.1

LOCKE LIDDELL & SAPP LLP
ATTORNEYS & COUNSELORS

2200 ROSS AVENUE	(214) 740-8000
SUITE 2200	Fax:(214) 740-8800

DALLAS, TEXAS 75201-6776	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS	www.lockeliddell.com

November 23, 2004

Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046

Ladies and Gentlemen:

     We have acted as counsel for Camden Property Trust, a Texas real estate investment trust (the “Company”), in connection with the preparation of a Registration Statement on Form S-4, including the consent solicitation/prospectus constituting a part thereof (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) common units of limited partnership interest in Camden Summit Partnership, L.P. (the “New Units”) for common units of limited partnership interest in Summit Properties Partnership, L.P.

     In connection with our opinion, we have examined the Registration Statement, including the consent solicitation/prospectus that is filed as part thereof (the “Prospectus”), the form of Second Amended and Restated Agreement of Limited Partnership of Camden Summit Partnership, L.P. (the “New Partnership Agreement”), the Amended and Restated Agreement of Limited Partnership of Summit Properties Partnership, L.P. and such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas, the federal laws of the United States of America and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (including the Delaware constitution and judicial decisions arising under such laws), and, accordingly, no opinion is expressed with respect to any matter that under any document relevant to or covered by this letter is purported to be governed by the laws of any other jurisdiction.

Camden Property Trust
November 23, 2004

     Based upon the foregoing, and subject to the assumptions, qualifications and limitations hereinabove and hereinafter stated, it is our opinion that:

1.	The New Units been duly authorized and, assuming (a) that the Registration Statement shall have been declared effective by the Commission and (b) the New Units issuable upon consummation of the Exchange Offer shall have been issued and delivered pursuant to the Exchange Offer, the New Units, when issued, will be validly issued, fully paid and nonassessable.

2.	The common shares of beneficial interest of the Company that may be issued upon redemption of the New Units have been duly authorized and validly reserved for issuance upon such redemption of the New Units, and such common shares of beneficial interest, when issued and delivered upon such redemption in the manner provided in the New Partnership Agreement, will be validly issued, fully paid and nonassessable.

     We undertake no, and disclaim any, obligation to advise you of any change in or any new development that might affect any matters or opinions set forth herein.

     We consent to the reference to our Firm under the heading “Legal Opinions” in the Prospectus, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, LOCKE LIDDELL & SAPP LLP
By:	/s/ Toni Weinstein
Toni Weinstein